Exhibit 10.2

June 18, 2017

Amar Hanspal

Autodesk, Inc.

111 McInnis Parkway

San Rafael, California 94903

Re:	Separation Agreement

Dear Amar,

This Separation Agreement (“Agreement”) is to confirm your agreement with Autodesk, Inc. (“Autodesk” or the “Company”) about your separation from the Company. In consideration of the mutual promises and agreements described herein you and the Company agree as follows.

1.	Employment. Your last day of employment with the Company will be July 10, 2017 (“Termination Date”). You will be expected to perform your regular duties through June 20, 2017, after which time you will be relieved of all duties, except for the transitional duties outlined in paragraph 2 of this Agreement. You may not be employed by another company or perform work which would be a conflict of interest with your work at Autodesk while employed by Autodesk. You and Autodesk may agree to an earlier Termination Date (such date, the “Early Termination Date”) and this will be reflected in a written addendum to this Agreement.

2.	Transition. To aid in the transition, you agree to do the following before your Termination Date: (a) Work with the Human Resources Business Partner to transition your work in an orderly and timely manner; (b) Submit all of your business expenses in accordance with Company policies; (c) Return all Company assets to the Company, including your Company-provided computer and personal device and any Company documents or intellectual property you may have to the Human Resources Business Partner; (d) Provide the Human Resources Business Partner with any passwords he/she requests or will need so that the Company can ensure that work is handled properly after you leave; and (e) Participate in an exit interview, if requested.

3.	Compensation. You will receive your regular compensation through your Termination Date. If you have an Early Termination Date, you will receive the balance of what would have been owed to you in compensation from the Early Termination Date through your original Termination Date.

Autodesk, Inc.

111 McInnis Parkway, San Rafael, California 94903

PHONE +1 415 507-5000 | FAX +1 415 507-5100 | www.autodesk.com

4.	Health Benefits. If you participate in the Company’s health benefit programs, you will continue to be covered by the Company’s health insurance plans through the end of the month in which your Termination Date falls. You may be eligible to obtain continued group health insurance coverage after your termination under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). You will receive more information on COBRA through a separate notice.

5.	Equity Benefits.

The portion of any time-based restricted stock units that you currently hold which would have vested if you had remained continuously employed through July 1, 2018 will become fully vested as of your Termination Date (and any remaining time-based restricted stock units will be cancelled as of your Termination Date). The portion of any performance-based restricted stock units that you currently hold which could have vested if you had remained continuously employed through March 26, 2018 will remain outstanding and eligible to vest as if you remained employed continuously employed through March 26, 2018 based on the extent to which the underlying performance criteria are satisfied for awards with a performance period ending on January 31, 2018 (and any remaining performance-based restricted stock units will be cancelled as of your Termination Date).

You will have three (3) months after your Termination Date to exercise any stock options that were vested as of that date.

If you have contributed to the Autodesk Employee Stock Purchase Plan (“ESPP”), but these contributions were not used to purchase stock as of your Termination Date, your contributions for the current ESPP period will be returned to you.

6.	Severance. You will receive a severance payment in the amount of $825,000, minus all legally applicable deductions and withholdings, which amount represents 1.5 times your annual base salary, payable in a single lump-sum. You will receive an additional severance payment in the amount of $618,750, minus all legally applicable deductions and withholdings, which amount represents 1.5 times your fiscal year 2018 target annual incentive, payable in a single lump-sum.

7.	Additional Special Payment. You will receive a payment of $63,462, minus all legally applicable deductions and withholdings, which is equal to six weeks of your weekly base salary.

8.	COBRA Payment. The Company will pay you a lump-sum payment in an amount equal to eighteen months of what your estimated COBRA payments would be, grossed up for taxes. If you timely elect COBRA, you will be entitled to your rights under COBRA at your own expense for your COBRA eligibility period.

9.	Release of Claims. You agree that this Agreement represents settlement in full of all outstanding obligations owed to you by the Company as a result of your

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employment with and termination of your employment with the Company. You, on behalf of yourself and your descendants, heirs and successors (“Releasors”), hereby fully release and discharge the Company, its subsidiaries, divisions and affiliated entities and their respective directors, officers, agents, servants, stockholders, employees, representatives, successors and assigns (“Releasees”), from any and all claims, duties, obligations, actions, or causes of action whatsoever, whether presently known or unknown, asserted or unasserted, which are based on, arise from or relate in any way to your employment with the Company or the termination thereof including, but not limited to, claims for (i) wrongful termination, interference with contract, breach of contract, fraud, misrepresentation and infliction of emotional distress under statutory or common law, (ii) discrimination, harassment or retaliation under state or federal law including the federal Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act and the Americans With Disabilities Act (where applicable), (iii) claims for wages or penalties under state or federal law and (iv) attorneys’ fees and costs (together “Claims”).

10.	Claims Not Released. This release of claims does not apply to any rights or claims that you cannot release as a matter of law, nor does it apply to any Claims that first arise after the date on which you sign this Agreement. In addition, this Agreement does not prohibit you from (i) filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), (ii) participating in any investigation or other process conducted by the EEOC, or (iii) filing an action challenging the validity of this release. You understand and acknowledge that by reason of your execution of this release of Claims you are receiving from the Company pay and benefits that are in addition to anything of value to which you were already entitled.

11.	Unknown Claims Released. California Civil Code section 1542 provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. You have read and understand this provision. Pursuant to this provision and, if you are not employed in California, any similar state law provision in the state in which you are employed, you are aware that you are waiving unknown claims that arise before or on the date you sign this Agreement and agree to do so.

12.	Covenant Not to Sue. You represent and agree that you have not already, and will not at any time in the future, file any lawsuit, administrative proceeding, or other legal action against the Company or any of the Releasees that is based upon, in whole or in part, any of the Claims released in this Agreement. In the event that you file any such legal action, the Company and any Releasees against which you bring that legal action will be entitled to recover from you it’s/their attorneys’ fees and costs incurred in defending that action.

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13.	Future Relationship. The Company will provide job references for you in accordance with its reference policy, which allows the Company to verify your job title and dates of employment only. The Company will not object to any claim for unemployment benefits filed by you, but will respond truthfully to any such claims or related inquiries, including inquiries about post-termination compensation.

14.	Non-Disparagement. You agree not to disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. However, you may respond accurately and fully to any question, inquiry, or request for information when required to do so by legal process (see also Permitted Disclosures below).

15.	Non-Solicitation. During your employment with the Company and for the twelve month period following your Termination Date, you agree that you will not do the following:

•	Solicit or encourage any employee of Autodesk, Inc. or any of its subsidiaries (collectively, “Autodesk” and individually “an Autodesk company”) to terminate his or her employment within Autodesk, or

•	Solicit or encourage any Customer to purchase goods or services from a Competitor.

For purposes of this provision, “Solicit” means to lure or approach with a request or invitation. A “Customer” is an individual, company, or entity that has purchased or purchases products or services from an Autodesk company and about which you obtained confidential or proprietary information during your employment with the Company, or for which you were responsible for or assigned to during the last one (1) year of your employment with the Company. “Solicit” does not include sending a professional announcement stating that you have started employment with another employer, provided that no confidential information or proprietary information of Autodesk is used in the distribution of such announcement.

A ”Competitor” includes any business that develops, markets, sells or licenses products and services similar to, or which otherwise compete with, an Autodesk company’s products and services. By way of example only, some of the Competitors include, but are not limited to, Adobe Systems Incorporated, ANSYS, Inc., Apple Inc., AVEVA Group plc, Avid Technology, Inc., Bentley Systems, Inc., Bluebeam, Inc., Dassault Systèmes S.A. and its subsidiary Dassault Systèmes SolidWorks Corp., DS Enovia Corp., Environmental Systems Research Institute, Inc. (ESRI), Hexagon AB, Intergraph Corporation, a wholly owned subsidiary of Hexagon AB, MSC Software Corporation, Nemetschek AG, Onshape, Inc., PlanGrid, Inc., Procore Technologies, Inc., PTC, 3D Systems, Siemens PLM, SONY Corporation,

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Technicolor, Thomson Corporation, and Trimble Navigation Limited. This list is meant to be illustrative only and the parties expressly agree that application of the non-solicitation covenant will not be limited to enforcement against only these companies.

16.	Permitted Disclosures. Notwithstanding anything to the contrary in this Agreement, pursuant to 18 U.S.C. § 1833(b), you understand that you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You understand that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that you have with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that you have with the Company shall prohibit or restrict you from making any voluntary disclosure of information or documents concerning possible violations of law to, or seek a whistleblower award from, any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

17.	Effective Date.

a.	You have forty-five (45) calendar days to consider this Agreement and the attached Older Workers Benefit Protection Act Notice and to sign this Agreement. You have seven calendar days from the date you sign the Agreement to revoke it. If you choose to revoke it, you must do so in writing and send the revocation to Autodesk, General Counsel, 111 McInnis Parkway, San Rafael, CA 94903. This must be received within the seven calendar day revocation period. If you do not properly revoke the Agreement, it will be effective eight calendar days after you sign it (the “Effective Date of the Agreement”).

b.	If the above requirements are not met, this Agreement will not be effective. If you choose to sign this Agreement prior to the expiration of the applicable time period above, it is with the understanding that you voluntarily choose to do so. If you accept another job at the Company to start prior to your Termination Date, this Agreement will be null and void.

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18.	Agreement. This Agreement constitutes the entire understanding and agreement between you and the Company with regards to the terms and conditions of your employment with the Company and the termination of your employment. It supersedes and replaces any and all prior representations, promises or agreements (written, verbal or otherwise) between you and the Company regarding the terms described in this Agreement, except for any agreements you signed about your continuing obligations to the Company after you terminate, such as your Employee Nondisclosure and Inventions Agreement, all of which survive the termination of your employment in accordance with the terms of each of those respective agreements. This Agreement may only be amended in a writing signed by you and a duly authorized officer of the Company. This Agreement shall be governed by the laws of the state in which you are employed by Autodesk. Copies of this letter and attachments, including those transmitted electronically, are effective as originals.

19.	Payments. All lump-sum payments described in paragraphs 6, 7 and 8 of this Agreement will be paid to you within fifteen (15) business days after the Effective Date of the Agreement or your Termination Date, whichever is later.

20.	Severability. In the event that one or more provisions of this Agreement are determined to be invalid or unenforceable for any reason, the remainder of the Agreement shall remain in full force and effect. Copies of this Agreement are as valid as the original.

21.	Understanding. You are advised to seek legal counsel before signing this Agreement. By signing below, you are acknowledging that you have read and understand this Agreement and are knowingly, willingly and voluntarily agreeing to all the terms of the Agreement.

Please sign and date this Agreement, in the spaces provided below and send the complete, signed copy to Jan Becker or Pascal Di Fronzo by 10:00 a.m. (Pacific Time) on June 19, 2017.

[Signature page follows]

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Very truly yours,
AUTODESK, INC.

By:	/s/ Jan Becker
Jan Becker
SVP, Human Resources
Autodesk, Inc.

By signing below, I accept and agree to the terms of this Agreement.

/s/ Amar Hanspal	June 19, 2017
Amar Hanspal	Date

SIGNATURE PAGE TO AMAR HANSPAL SEPARATION AGREEMENT